Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

GE Money Bank (the “Servicer”) hereby certifies as of May 22, 2008 as follows:

1.                                       The undersigned has reviewed, for the period beginning January 1, 2008 and ending May 22, 2008: (a) the activities of the Servicer as they related to the Servicing Agreement, dated as of June 27, 2003 (as amended and supplemented from time to time, the “Servicing Agreement”), between GE Money Bank and GE Capital Credit Card Master Note Trust and (b) the Servicer’s performance under the Servicing Agreement.  The performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.                                       To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2008 and ending May 22, 2008.

This report is delivered pursuant to Item 1123 of Regulation AB.

GE MONEY BANK

By:	/s/ Brent Wallace
Name:	Brent Wallace
Title:	Chief Operating Officer